UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2019

FLEXSTEEL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-5151	42-0442319
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

385 Bell St, Dubuque, Iowa	52001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 563-556-7730

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	FLXS	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ⃞

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 18, 2019, the Company announced it completed the analysis and planning process and set forth the comprehensive transformation program to be executed over the next two years including previously announced activities, restructuring and related expenses, and expected benefits, both on-going and one time in nature.

As described during the Company’s fiscal third quarter conference call, it partnered with an outside resource on six workstreams.  As expected, the workstream analyses and subsequent comprehensive planning process have yielded significant opportunity to transform the Company.  The transformation program includes activities such as business simplification, process improvement, exiting of non-core businesses, facility closures, and reductions in work force over the next two years. These changes are designed to improve customer experience, increase organizational effectiveness, gain manufacturing efficiencies and provide cost savings which can be invested in growth initiatives offering greater returns to our shareholders.

As a result of these planned actions, the Company expects to incur pre-tax restructuring and related expenses of approximately $48 million to $53 million over this two-year timeframe of which approximately $36 million to $40 million will be cash and $12 million to $13 million non-cash. This range includes the $13 million of pre-tax restructuring and related expenses announced on May 15, 2019 to facilitate the exit of the Company’s commercial office and custom designed hospitality product lines as well as the closure of its Riverside, California manufacturing facility.  Of the total amount of pre-tax restructuring and related expense, approximately $11 million is for severance, approximately $20 million for related costs such as operational start up and disruption costs due to consolidation and optimization, inventory and asset relocations, and on-going facility costs during the interim period for which properties are held for sale, $9 million for environmental remediation, and approximately $13 million for inventory and asset impairments.

The Company estimates that lower employee-related costs and significantly improved efficiencies will result in an annualized, on-going cost savings of approximately $27 million to $32 million on a run rate basis to be achieved by the end of fiscal 2021.  In addition, the Company plans to list several properties for sale when the footprint optimization is completed.  When sold, the Company expects to generate $45 million to $55 million in cash dependent upon market conditions at time of sale.

Item 2.06	Material Impairments.

The information set forth under Item 2.05 of this current report on Form 8-K is incorporated by reference into this item 2.06.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 17, 2019, the Company received notification from an independent director, Michael J. Edwards, that he will not seek re-election to the Board of Directors at the annual meeting to be held in December 2019.  Mr. Edwards decision to not seek re-election was based upon his being named Chief Executive Officer of another company.  There were no disputes or disagreements with the Board of Directors or Management at the time of Mr. Edwards’ decision.

Forward-Looking Statements

Statements, including those in this report, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, timing to implement restructuring and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K as updated by the additional risk factor included in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1                                Press Release dated June 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC.
(Registrant)

Date: June 21, 2019	By: /s/ Marcus D. Hamilton
Marcus D. Hamilton
Chief Financial Officer, Secretary and Treasurer
Principal Financial and Accounting Officer